PROSPECTUS	As filed pursuant to Rule 424(b)(3) Registration No. 333-125662

$188,675,000

18,867,500 units

Star Maritime Acquisition Corp. is a newly organized Business Combination Company™, or BCC™. A BCC is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an unidentified operating business. We intend to focus on identifying a prospective target business in the shipping industry. We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and have not contacted any prospective target business or had any discussion, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each unit consists of:

•

one share of our common stock; and

•

one warrant.

Each warrant entitles the holder to purchase one share of our common stock at a price of $8.00. Each warrant will become exercisable on the later of our completion of a business combination or December 15, 2006, and will expire on December 15, 2009, or earlier upon redemption.

Our officers and directors have agreed to purchase an aggregate of 1,132,500 units at a price of $10.00 per unit ($11,325,000 in the aggregate) in a private placement that will occur immediately prior to this offering. Such units will be identical to the units in this offering. These individuals will not have any right to any liquidation distributions with respect to the shares included in such private placement units in the event we fail to consummate a business combination.

We have granted the underwriters a 45-day option to purchase up to 2,830,125 additional units solely to cover over-allotments, if any (over and above the 18,867,500 units referred to above). The over-allotment option will be used only to cover the net syndicate short position resulting from the initial distribution.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the American Stock Exchange under the symbol SEAU on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the American Stock Exchange under the symbols SEA and SEAW, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)(2)	Proceeds, before expenses, to us

Per unit	$10.00	$0.60	$9.40
Total	$188,675,000	$11,320,500	$177,354,500

——————

(1)

Does not include a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $.10 per unit ($1,886,750 in total), payable to Maxim Group LLC.

(2)

Includes contingent underwriting compensation in the amount of 2% of the gross proceeds, or $.20 per unit (up to $3,773,500), payable to the underwriters only upon consummation of a business combination and then only with respect to those units as to which the component shares have not been redeemed. The contingent underwriting compensation will be equal to 4% of any gross proceeds from the sale of units acquired pursuant to the exercise of the underwriters’ over-allotment option, or $.40 per unit, for total contingent underwriting compensation of up to $4,905,550 if the over-allotment option is exercised in full and no shares are redeemed.

Of the proceeds we receive from this offering and the private placement, $188,675,000 will be deposited into a trust account at Lehman Brothers Inc. maintained by American Stock Transfer & Trust Company acting as trustee. This amount includes up to $3,773,500 ($0.20 per unit) which will be paid to the underwriters if a business combination is consummated, but which will be forfeited by the underwriters if a business combination is not consummated. This amount also includes the $10,452,975 of net proceeds from the 1,132,500 units being purchased by our officers and directors or their nominees in a private placement immediately prior to this offering, and $226,500 of placement fees payable to Maxim Group LLC, which they have agreed to forfeit if a business combination is not consummated. As a result, our public stockholders will receive the full purchase price of $10.00 per unit (plus a portion of the interest earned but net of taxes payable) in the event of a liquidation of our company prior to consummation of a business combination.

We are offering the units for sale on a firm-commitment basis. Maxim Group LLC, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about December 21, 2005.

Maxim Group LLC	EarlyBirdCapital, Inc.

December 15, 2005

Table of Contents

Page

Prospectus Summary

2

Summary Financial Data

7

Risk Factors

8

Use of Proceeds

21

Dilution

24

Capitalization

25

Management’s Discussion and Analysis of Financial Condition and Results of Operations

26

Proposed Business

28

Management

41

Principal Stockholders

46

Certain Transactions

48

Description of Securities

49

Underwriting

53

Legal Matters

55

Experts

55

Where You Can Find Additional Information

56

Index to Financial Statements

F-1

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

“Business Combination Company”™ and “BCC”™ are service marks of Maxim Group LLC.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Star Maritime Acquisition Corp., and the term “public stockholders” means the holders of common stock sold as part of the units in this offering or in the aftermarket, including any existing stockholders to the extent that they purchase or acquire such shares. Accordingly, as used in this prospectus, the term “public stockholders” will mean the holders of 18,867,500 shares of our common stock (21,697,625 if the underwriters’ over-allotment option is exercised in full). Unless we tell you otherwise, references in this prospectus to “units” include 1,132,500 units that certain of our officers and directors or their nominees have agreed to purchase in a private placement immediately prior to this offering. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option and that no stockholder exercises its right of redemption described elsewhere in this prospectus. All share and per share information in this prospectus gives effect to an approximately .444-for-1 stock split in the form of a stock dividend effected in October 2005 in connection with certain changes to the terms and conditions of this offering agreed to by us and the underwriters.

We are a blank check company known as a Business Combination Company™, or BCC™. We were organized under the laws of the State of Delaware on May 13, 2005. We were formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the shipping industry. To date, our efforts have been limited to organizational activities. We do not have any specific business combination under consideration, nor have we had any discussions with any target business regarding a possible business combination.

We believe that the international maritime shipping industry, which we refer to in this prospectus as the “shipping industry,” presents attractive opportunities for consolidation and growth and a favorable area in which to attempt to consummate a business combination. Our executive officers and directors have extensive experience in the shipping industry as leading managers, principals or directors of some of the most prominent worldwide shipping companies. In addition, they collectively comprise a formidable pool of expertise covering the key areas of shipping, with more than 130 years of total experience in sourcing, negotiating and structuring transactions in the shipping industry. We intend to leverage the industry experience of our executive officers, including their extensive contacts and relationships, by focusing our efforts on identifying a prospective target business in the shipping industry.

We may seek to acquire a company with agreements to purchase individual vessels, a company with a fleet of vessels, a number of such companies as a group, or an entity which provides commercial management, operational and technical management or other services to one or more segments of the shipping industry. We have not conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates within any segment of the shipping industry, or the likelihood or probability of success of any proposed business combination. In addition, we have not compiled a database of entities that are suitable acquisition candidates. We cannot assure you that we will be able to locate a target business meeting the criteria described above in these segments or that we will be able to engage in a business combination with a target business on favorable terms.

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of our net assets (exclusive of the underwriters’ contingent compensation being held in the trust account) at the time of such acquisition. As used in this prospectus, a “target business” shall include one or more entities with agreements to acquire vessels or an operating business in the shipping industry and a “business combination” shall mean the acquisition by us of such a target business. We have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting any potential business combination with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate for us. Neither we nor any of our agents or affiliates has yet taken any measure, directly or indirectly, to locate a target business.

Our offices are located at Star Maritime Acquisition Corp., c/o Schwartz & Weiss, P.C., 457 Madison Avenue, New York, New York 10022, and our telephone number is 212-752-3100.

Private Placement

Certain of our officers and directors and their nominees have agreed to purchase from us an aggregate of 1,132,500 units at $10.00 per unit in a private placement that will occur immediately prior to this offering. Maxim Group LLC will act as placement agent for the placement and will be entitled to a placement fee equal to 6% of the gross proceeds ($.60 per unit) of the private placement and a non-accountable expense allowance equal to 1% of the gross proceeds ($.10 per unit) of the private placement. This amount includes a contingent placement fee in the amount of 2% of the gross proceeds, or $226,500 ($.20 per unit), which will be held in the trust account and will be paid to Maxim only upon consummation of a business combination.

The Offering

Securities offered:	18,867,500 units, at $10.00 per unit, each unit consisting of:
• one share of common stock; and
• one warrant.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on the 20th trading day after the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.

Common stock:
Number outstanding before this offering and the private placement	9,026,924 shares
Number to be outstanding after this offering and the private placement	29,026,924 shares
Warrants:
Number outstanding before this offering and the private placement	0
Number to be outstanding after this offering and the private placement	20,000,000 warrants
Exercisability	Each warrant is exercisable for one share of common stock.
Exercise price	$8.00
Exercise period	The warrants will become exercisable on the later of:
• the completion of a business combination with a target business, or
• December 15, 2006.
The warrants will expire at 5:00 p.m., New York City time, on December 15, 2009 or earlier upon redemption.
Redemption:	We may redeem the outstanding warrants:
• in whole and not in part,
• at a price of $.01 per warrant at any time after the warrants become exercisable,
• upon a minimum of 30 days’ prior written notice of redemption, and

•

if, and only if, the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

We have established this criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

American Stock Exchange symbols for our:
Units	SEAU
Common stock	SEA
Warrants	SEAW
Offering proceeds to be held in trust:

$188,675,000 of the proceeds of this offering and the private placement will be placed in a trust account at Lehman Brothers Inc. maintained by American Stock Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus. Of this amount, up to $184,675,000 ($9.23 per unit) may be used by us for the purpose of effecting a business combination, and up to $4,000,000 ($.20 per unit) will be paid to the underwriters if a business combination is consummated, but will be forfeited by the underwriters if a business combination is not consummated. These funds will not be released until the earlier of the completion of a business combination or our liquidation; provided, however, that half of the interest earned on the trust account in excess of a specified threshold amount (net of taxes payable), and up to a maximum of $2,500,000, will be released to us to fund our working capital requirements. Therefore, unless and until a business combination is consummated, the funds held in the trust account (other than a portion of the interest earned) will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. The $4,000,000 of the funds attributable to the underwriters’ discount and placement fee (and accrued interest thereon, net of taxes payable) will be distributed among the underwriters and any stockholders exercising their redemption rights upon completion of a business combination on the terms described in this prospectus or to our public stockholders upon our liquidation, but will in no event be available for use by us in a business combination. The expenses that we may incur prior to consummation of a business combination may only be paid from the net proceeds of this offering and the private placement not held in the trust account (initially, approximately $575,000 after the payment of the expenses relating to this offering), and any interest earned and released to us as provided above. There will be no fees, reimbursements or cash payments made to our existing stockholders and/or officers and directors other than:
• Repayment of a $390,000 loan with 4% interest made by one of our existing stockholders to cover offering expenses; and
• Reimbursement for any expenses incident to the offering and finding a suitable business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Stockholders must approve business combination:

We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them before this offering and the private placement in accordance with the majority of the shares of common stock voted by the public stockholders. Any shares acquired in this offering, in the private placement or the aftermarket will be voted in favor of the business combination. We will proceed with a business combination only if a majority of the shares of common stock included in the units sold in this offering and the private placement are voted in favor of the business combination and public stockholders owning less than 33.0% of the shares sold in this offering and the private placement exercise their redemption rights described below. Voting against the business combination alone will not result in redemption of a stockholder’s shares for a pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described below.

Redemption rights for stockholders voting to reject a business combination:

Public stockholders voting against a business combination which is approved will be entitled to redeem their stock for $10.00 per share, plus any interest earned on their portion of the trust account (net of taxes payable), excluding interest previously released to us or interest earned on that portion of the contingent compensation or placement fee payable to the underwriters. Public stockholders who redeem their stock for a share of the trust account will continue to have the right to exercise any warrants they may hold.

Liquidation if no business combination:

We will dissolve and promptly distribute only to our public stockholders the amount in our trust account (net of taxes payable on interest earned) plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). Our existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to those shares of common stock acquired by them prior to this offering and with respect to the shares included in the 1,132,500 units our officers and directors or their nominees are purchasing in the private placement. In addition, the underwriters have agreed to waive their rights to the $3,773,500 ($4,905,550 if the underwriters’ over-allotment option is exercised in full) of contingent compensation and $226,500 of placement fees deposited in the trust account for their benefit. Accordingly, in the event we liquidate, our public stockholders will receive $10.00 per unit plus interest (net of taxes payable and that portion of the earned interest previously released to us). We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust account.

Escrow of existing stockholders’ shares:

On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering and the private placement into an escrow account maintained by American Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death while remaining subject to the escrow agreement, and except for up to 200,000 shares that may be surrendered to us for cancellation, these shares will not be transferable during the escrow period and will not be released from escrow until December 15, 2008 unless we were to consummate a transaction after the consummation of the initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property. If we are forced to liquidate the shares will be cancelled.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 8 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	October 11, 2005
	Actual	As Adjusted(1)
Balance Sheet Data:
Working capital/(deficiency)	(371,397)	185,267,755
Total assets	414,525	185,267,755
Total liabilities	396,770	—
Value of common stock which may be redeemed for cash(2)	—	64,660,400
Stockholders’ equity	17,755	120,607,355

——————

(1)

The “as adjusted” information gives effect to the sale of the units in this offering and the private placement, including the application of the related gross proceeds and the payment of the estimated remaining costs from such transactions.

(2)

If the business combination is approved and completed, public stockholders who voted against the combination will be entitled to redeem their stock for 10.00 per share, which amount represents $9.80 per share plus their pro rata share of any accrued interest earned on the trust account (net of taxes payable) not previously distributed to us and $0.20 per share plus interest thereon (net of taxes payable) of contingent underwriting compensation which the underwriters have agreed to forfeit to pay redeeming stockholders.

The working capital excludes $389,152 of costs related to this offering and the private placement which were paid prior to October 11, 2005. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders’ equity in the “as adjusted” column.

The working capital and total assets amounts include $184,675,000 being held in the trust account for our benefit, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, all of the funds held in the trust account (including $4,000,000 of contingent underwriting compensation and placement fees to be held for the benefit of the underwriters) will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 33% or more of the shares sold in this offering and the private placement vote against the business combination and exercise their redemption rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 32.99% of the aggregate shares sold in this offering and the private placement exercise their redemption rights. If this occurred, we would be required to redeem for cash up to approximately 32.99% of the 20,000,000 shares of common stock included in the units, or 6,598,000 shares of common stock, at an initial per-share redemption price of $10.00 plus a pro rata share of the accrued interest earned on the trust account (net of taxes payable) not previously released to us or payable to the underwriters. The redemption price per share is greater than each stockholder’s initial pro rata share of the trust account of $9.23. Of the excess redemption price, $0.20 per share represents a portion of the underwriters’ contingent fee, which they have agreed to forego to the extent stockholders redeem their shares. The balance will be paid from proceeds held in the trust account which are payable to us upon consummation of the business combination. In recognition of this reduction in proceeds, and in order to partially offset the resulting dilution to non-redeeming stockholders, management has agreed to surrender shares to us (at an assumed value of $10.00 per share) for cancellation, up to a maximum of 200,000 shares, or $2,000,000.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination.

If we are forced to liquidate before a business combination, our warrants will expire worthless.

If we are unable to complete a business combination and are forced to liquidate the trust account, there will be no distribution with respect to our outstanding warrants and, accordingly, the warrants will expire worthless. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled “Effecting a business combination—Liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $10.00 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than $10.00, plus interest not previously released to us (net of taxes payable), due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate the trust account, our officers and directors, severally, in accordance with their respective beneficial ownership interests in us, will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us or the claims of any target businesses. However, we cannot assure you that they will be able to satisfy those obligations.

Since we have not currently selected any target business with which to complete a business combination, investors in this offering are unable to currently ascertain the merits or risks of the target business’ operations.

Since we have not yet identified a prospective target business, investors in this offering have no current basis to evaluate the possible merits or risks of the target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled “Effecting a business combination—We have not identified a target business.”

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Since August 2003, based upon publicly available information, approximately 38 similarly structured blank check companies have completed initial public offerings and numerous others have filed registration statements with the SEC seeking to go public. Of these companies, only three companies have consummated a business combination, while six other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 35 blank check companies with more than $1.6 billion in trust that are seeking to carry out a business plan similar to our business plan. While, like us, some of those companies have specific industries that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Further, the fact that only three of such companies have completed a business combination and six of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 50,973,076 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•

may significantly reduce the equity interest of investors in this offering;

•

will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards,

if any, and most likely also result in the resignation or removal of our present officers and directors; and

•

may adversely affect prevailing market prices for our common stock.

Additionally, the shipping industry is capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. If we finance the purchase of any of our vessels through the issuance of debt securities, it could result in:

•

default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•

our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•

our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled “Effecting a business combination—Selection of a target business and structuring of a business combination.”

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our existing stockholders (including all of our officers and directors and their nominees) will collectively own 35% of our issued and outstanding shares of common stock (assuming the purchase of 1,132,500 units in a private placement by our officers and directors or their nominees) which could permit them to effectively influence the outcome of all matters requiring approval by our stockholders at such time, including the election of directors and approval of significant corporate transactions, following the consummation of our initial business combination. In addition, our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination.

We will be dependent upon interest earned on the trust account to fund our search for a target company and consummation of a business combination.

Of the net proceeds of this offering, only $575,000 is estimated to be available to us initially outside the trust account to fund our working capital requirements. We will be dependent upon sufficient interest being earned on the proceeds held in the trust account to provide us with the additional working capital we will need to search for a target company and consummate a business combination. While we are entitled to half of the interest earned on the trust account in excess of the amount necessary to allow for a $10.00 per share liquidation distribution to our public stockholders if the underwriters’ over-allotment option is exercised (net of taxes payable), up to a maximum of $2,500,000, for such purpose, if interest rates were to decline substantially, we may not have sufficient funds available to complete a business combination. In such event, we would need to borrow funds from our insiders or others or be forced to liquidate.

Our ability to successfully effect a business combination and to be successful afterward will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination and whom we would have only a limited ability to evaluate. It is also possible that our current officers and directors will resign upon the consummation of a business combination.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Although we expect several of our management and other key personnel, particularly our chairman of the board and chief executive officer, to remain associated with us following a business combination, we may employ other personnel following the business combination. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate and agree to mutually acceptable employment terms as part of any such combination, which terms would be disclosed to stockholders in any proxy statement relating to such transaction. If we acquired a target business in an all-cash transaction, it would be more likely that current members of management would remain with the combined company if they chose to do so. If a business combination were structured as a merger whereby the stockholders of the target company were to control the combined company following a business combination, it may be less likely that our current management would remain with the combined company unless it was negotiated as part of the transaction via the acquisition agreement, an employment agreement or other arrangement. In making the determination as to whether current management should remain with us following the business combination, management will analyze the experience and skill set of the target business’ management and negotiate as part of the business combination that certain members of current management remain if it is believed that it is in the best interests of the combined company post-business combination. If management negotiates such retention as a condition to any potential business combination, management may look unfavorably upon or reject a business combination with a potential target business whose owners refuse to retain members of our management post-business combination, thereby resulting in a conflict of interest. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

If we seek to effect a business combination with an entity that is directly or indirectly affiliated with one or more of our existing stockholders, conflicts of interest could arise.

Our existing stockholders either currently have or may in the future have affiliations with companies in the shipping industry. If we were to seek a business combination with a target company with which one or more of our existing stockholders is affiliated, conflicts of interest could arise in connection with negotiating the terms of and completing the business combination. If conflicts arise, they may not necessarily be resolved in our favor.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs. If our executive officers’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled “Management—Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

Our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Further, certain of our officers and directors are currently involved in other businesses that are similar to the business activities that we intend to conduct following a business combination. Due to these existing affiliations, they may have fiduciary obligations to present potential business opportunities to those entities prior to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled “Management—Directors and Executive Officers” and “Management—Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors own shares of our common stock which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own shares of our common stock in our company which were issued prior to this offering, but have waived their right to receive distributions with respect to those shares upon our liquidation upon our failure to complete a business combination. Additionally, our officers and directors have agreed to purchase an aggregate of 1,132,500 units in a private placement that will occur immediately prior to this offering, but have waived their right to liquidation distributions with respect to the shares included in such units. The shares and warrants owned by our officers and directors and their affiliates will be worthless if we do not consummate a business combination. The personal and financial interests of our directors may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Our existing stockholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount in the trust account unless the business combination is consummated and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders’ best interest.

Our existing stockholders, including all of our officers and directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the available proceeds not deposited in the trust account and the portion of the interest on the trust account released to us (which, because interest rates are unknown, may be insufficient to fund all of our working capital requirements) unless the business combination is consummated. The financial interest of our officers and directors could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest. For instance, our existing stockholders may, as part of any such combination, negotiate the repayment of some or all of their out-of-pocket expenses in excess of the amount not placed in the trust fund, which if not agreed to by the target business’ owners, could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest.

It is probable that our initial business combination will be with a single target business, which may cause us to be solely dependent on a single business and a limited number of services.

Our initial business combination must be with a business or businesses with a collective fair market value of at least 80% of our net assets at the time of such acquisition. We may not be able to acquire more than one target business because of various factors, including possible complex accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and closings with multiple target businesses. In addition, we would also be exposed to the risk that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the initial business combination below the required fair market value of 80% of our net assets threshold. Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if deciding between one target business meeting such 80% threshold and comparable multiple target business candidates collectively meeting the 80% threshold. Consequently, it is probable that, unless the purchase price consists substantially of our equity, we will have the ability to complete only the initial business combination with the proceeds of this offering. Accordingly, the prospects for our success may be:

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solely dependent upon the performance of a single business, or

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dependent upon the development or market acceptance of a single or limited number of processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to redeem for cash up to 32.99% of the shares of common stock sold in this offering and the private placement in certain instances will limit the manner in which we can structure a business combination (i.e. we will not be able to undertake an all cash acquisition) and may reduce the resources available to us for such purpose, as well as for funding a target company’s business. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

As we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds not held in trust (including interest earned on the trust account released to us) in search of a target business, or because we become obligated to redeem for cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, it is possible that we could use a portion of the funds not in the trust account (including amounts we borrowed, if any) to make a deposit, down payment or fund a "no-shop" provision with respect to a particular proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), if such payment was large enough and we had already used up the funds allocated to due diligence and related expenses in connection with the aborted transaction, we could be left with insufficient funds to continue searching for, or conduct due diligence with respect to, other potential target businesses. If we were unable to secure additional financing (which could be provided by our existing stockholders, though they are under no obligation to do so), we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

If you vote in favor of a business combination and such business combination is approved and consummated, a portion of your initial investment held in the trust account may be used to pay stockholders who voted against the business combination and exercised their redemption rights.

In the event a business combination is approved and consummated, stockholders who have voted against the business combination and exercised their redemption rights will be entitled to receive $10.00 per share, plus a portion of the interest earned on the trust account. This amount is greater than each stockholder’s initial pro rata share of the trust account of $9.23. Of the excess redemption price, $0.20 per share represents a portion of the underwriters’ contingent fee, which they have agreed to forego to the extent stockholders redeem their shares. The balance will be paid from proceeds held in the trust account and will therefore not be available to fund either the business combination or our future operations. Investors who choose to remain as stockholders and do not exercise their redemption rights will have assumed the entire cost of the offering, including the underwriters’ discount.  The additional cost per share allocable to such remaining stockholders would be $0 if none of the shares sold in the offering are redeemed, and approximately $0.28 per share if the maximum number of shares which may be redeemed are redeemed. In recognition of the reduction in proceeds, and in order to partially offset the resulting dilution to non-redeeming stockholders, management has agreed to surrender shares to us (at an assumed value of $10.00 per share) for cancellation, up to a maximum of 200,000 shares or $2,000,000.

Risks associated with the shipping industry

If charter rates fluctuate and the shipping industry continues to undergo cyclical turns, it may have a negative impact on our profitability and operations.

The shipping business, including the dry cargo market, has been cyclical in varying degrees, experiencing fluctuations in charter rates, profitability and, consequently, vessel values.

A significant contraction in demand for imported commodities, such as iron ore or coal, as a result of economic downturns or changes in government policies in certain regional markets could have a material adverse impact on dry cargo freight rates, as well as the demand, in general for vessels. For instance, a downturn in the economy of countries such as China, which has experienced substantial global economic growth during the past few years, could negatively affect the shipping industry. The demand for dry cargo vessels is also greatly affected by the demand for consumer goods and perishable foods, dry bulk commodities and bagged and finished products, as well as commodity prices, environmental concerns and competition. The supply of shipping capacity is also a function of the delivery of new vessels and the number of older vessels scrapped, in lay-up, converted to other uses, reactivated or removed from active service. Supply may also be affected by maritime transportation and other types of governmental regulation, including that of international authorities. These and other factors may cause a decrease in the demand for the services we may ultimately provide. As a result, the operations of any prospective target business we may ultimately complete a business combination with may be adversely affected.

Changes in the shipping industry may reduce the demand for the types of vessels we seek to acquire or the services we may ultimately provide and thereby reduce our profitability.

The future demand for vessels in the markets in which we may ultimately operate will be dependent, in large part, upon economic growth in the global economy, seasonal and regional changes in demand and changes to the capacity of the world fleet. Adverse economic, political, social or other negative developments could have a material adverse effect on the business that we may ultimately complete a business combination with. Many of the markets in which dry cargo vessels operate have been characterized by oversupply. This is frequently the result of an overestimated growth in demand for these vessels in the applicable shipping markets. For example, an oversupply of vessels carrying bulk cargo may be due to, among other factors, an overestimation in the demand for imports of bulk commodities like grain, sugar, iron ore or coal. While it is our intention to complete a business combination with a target business that operates in a market that will afford the greatest value for the vessels that we ultimately own and operate, we cannot assure you that we will be able to successfully acquire a business that provides the valuable market that we seek, or that the value of the vessels that we ultimately acquire will maintain their value in any of these markets. Operating results may be subject to seasonal fluctuations.

The shipping industry has historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues are typically weaker during the fiscal quarters ended June 30 and September 30, and, conversely, typically stronger in fiscal quarters ended December 31 and March 31.

If we experienced a catastrophic loss and our insurance is not adequate to cover such loss, it could have a material adverse affect on our operations.

The ownership and operation of vessels in international trade is affected by a number of risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, labor strikes, adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. We intend to maintain insurance, consistent with industry standards, against these risks on any vessels and other business assets we may acquire upon completion of a business combination. However, we cannot assure you that we will be able to adequately insure against all risks, that any particular claim will be paid out of our insurance, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Our insurers will also require us to pay certain deductible amounts, before they will pay claims, and insurance policies may contain limitations and exclusions, which, although we believe will be standard for the shipping industry, may nevertheless increase our costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims for damages that may be asserted against us. Our inability to obtain insurance sufficient to cover potential claims or the failure of insurers to pay any significant claims, could have a material adverse effect on our profitability and operations.

We may incur significant costs in complying with environmental, safety and other governmental regulations and our failure to comply with these regulations could result in the imposition of penalties, fines and restrictions on our operations.

The operation of vessels is subject to extensive and changing environmental protection, safety and other federal, state and local laws, rules, regulations and treaties, compliance with which may entail significant expense, including expenses for ship modifications and changes in operating procedures. We cannot assure you that we will be able to comply with all laws, rules, regulations and treaties following a business combination. If we are unable to adhere to these requirements, it could result in the imposition of penalties and fines against us, and could also result in the imposition of restrictions on our business and operations. Furthermore, the costs of compliance also could have a material adverse effect on our profitability and operations. For a more complete discussion of the government regulations applicable to the shipping industry, please see the section entitled “Proposed Business—Government regulations” below.

World events could affect our results of operations and financial condition.

Terrorist attacks such as the attacks on the United States on September 11, 2001 and the continuing response of the United States to these attacks, as well the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of theses occurrences could have a material adverse impact on our operating results, revenues and costs. If a business combination involves the ownership of vessels, such vessels could be arrested by maritime claimants, which could result in the interruption of business and have an adverse effect on revenue and profitability.

Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and in many circumstances a maritime lien holder may enforce its lien by “arresting” a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is “arrested”, this could result in a material loss of revenues, or require us to pay substantial amounts to have the “arrest” lifted.

We anticipate re-domiciling in the Marshall Islands in connection with a business combination, and the laws of the Marshall Islands will likely govern all of our material agreements and we may not be able to enforce our legal rights.

In connection with a business combination, we anticipate relocating the home jurisdiction of our business from Delaware to the Marshall Islands to take advantage of favorable tax laws. If we determine to do this, the laws of the Marshall Islands will likely govern all of our material agreements. We cannot assure you that the system of laws and the enforcement of existing laws in the Marshall Islands would be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Any such reincorporation and the international nature of the shipping industry will likely subject us to foreign regulation.

Governments could requisition vessels of a target company during a period of war or emergency, resulting in a loss of earnings.

A government could requisition a company’s vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although a target company would be entitled to compensation in the event of a requisition of any of its vessels, the amount and timing of payment would be uncertain.

Because our directors and officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets may be located outside of the United States, it may be difficult for investors to enforce their legal rights against such individuals.

All of our directors and officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets may be located outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

We may become subject to United States Federal income taxation on our United States source shipping income.

Due to the nature of the shipping industry, we may complete a business combination with a target business outside of the United States and, if such acquisition involved our reincorporation as a foreign entity, would then attempt to qualify under Section 883 of the U.S. Internal Revenue Code of 1986, as amended, for an exemption from United States federal income tax on substantially all of our shipping income. This exemption may not be available, or may subsequently be lost, if 50% or more of our stock is owned, for more than half the number of days during the taxable year, by persons in the United States. We can give no assurance that the ownership of our stock will permit us to qualify for the Section 883 exemption. If we do not qualify for an exemption pursuant to Section 883, we will be subject to United States federal income tax, likely imposed on a gross basis at 4%, on our United States source shipping income, which constitutes not more than 50% of our gross shipping income. In such case, we may seek to elect to be taxed under what is in essence an alternative tonnage tax created by the American Job Creation Act of 2004, which would likely provide for a substantially reduced tax to the extent it applies. In such a case, our net income and cash flow will be reduced by the amount of such tax.

If we acquire a business that charters vessels on the spot market, it may increase our risk of doing business following the business combination.

We may complete a business combination with a business that involves the chartering of vessels on a spot charter basis, either on voyage charters or short-term time charters of less than 12 months’ duration. Although dependence on spot charters is not unusual in the shipping industry, the spot charter market is highly competitive and spot charter rates are subject to significant fluctuations based upon available charters and the supply of and demand for seaborne shipping capacity. Although our focus on the spot charter market may enable us to benefit from strengthening industry conditions should they occur, to do so we may be required to consistently procure spot charter business. We cannot assure you that spot charters will be available at rates that will be sufficient to enable us to operate our business profitably.

In addition, our dependence on the spot charter market may result in lower utilization of our vessels and consequently decreased profitability. We cannot assure you that rates in the spot charter market will not decline, that charters in the spot charter market will continue to be available or that our dependence on the spot charter market will not result in generally lower overall utilization or decreased profitability, the occurrence of any of which events could affect our ability to service our debt during these periods.

If a target company has or obtains a vessel that is of second-hand or older nature, it could increase our costs and decrease our profitability.

We believe that competition for employment of second-hand vessels may be intense in the dry cargo market. Additionally, second-hand vessels may carry no warranties from sellers with respect to their condition as compared to warranties from shipyards available for newly-constructed vessels, and may be subject to problems created by the use of their original owners. If we purchase any second-hand vessels, we may incur additional expenditures as a result of these risks, which may reduce our profitability.

While it will be our intention if we acquire a target business in this area to sell or retire our vessels before they are considered older vessels, under shipping standards, in the rare case where we continue to own and operate a vessel for a longer period, we could be faced with the additional expenditures necessary to maintain a vessel in good operating condition as the age of a vessel increases. Moreover, port-state authorities in certain jurisdictions may demand that repairs be made to this type of vessel before allowing it to berth at or depart a particular port, even though that vessel may be in class and in compliance with all relevant international maritime conventions. Should any of these types of problems or changes develop, income may be lost if a vessel goes off-hire and additional unforeseen and unbudgeted expenses may be incurred. If we choose to maintain any vessels past the age that we have planned, we cannot assure you that market conditions will justify expenditures with respect to any of the foregoing or enable us to operate these vessels profitably.

Management services relating to a target company’s vessels may be performed by management companies that are affiliates of our officers and directors which could result in potential conflicts of interest.

If we complete a business combination which involves the acquisition of vessels, we anticipate engaging the services of one or more management companies to provide technical and management services, relating to the operation of such vessels. Whether or not members of existing management remain our officers or directors post business combination, it is possible that these management services will be performed by management companies that are controlled by one or more of our existing stockholders, officers or directors (for example, by acting as our fleet’s technical managers and performing all commercial management functions). The management companies may receive fees and commissions on gross revenue received by us in respect of each vessel managed, a commission on the gross sale or purchase price of vessels which we purchase or sell, and a commission on all insurance placed. If members of our existing management remain as members of management following a business combination, the relationships between our officers and directors and the applicable management companies may give rise to conflicts of interest between us on the one hand and the management companies on the other. In addition, some of our officers and directors also may hold senior management positions with one or more of these management companies. In light of their positions, these individuals may experience conflicts of interest in selecting between our interests and those of the applicable management companies. Because certain financial information will be required to be provided to our stockholders in connection with a proposed business combination, prospective target businesses may be limited.

In order to seek stockholder approval of a business combination with an operating business in the shipping industry, the proposed target business will be required to have certain financial statements which are prepared in accordance with, or which can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with the standards of the United States Public Company Accounting Oversight Board. Some of the businesses in the shipping industry may not keep financial statements in accordance with, or that can be reconciled with, U.S. generally accepted accounting principles. To the extent that the required financial statements or information cannot be prepared or obtained, we will not be able to complete a business combination with such entities. Accordingly, these financial information requirements may limit the pool of potential target businesses or vessels which we may acquire.

Risks associated with this offering

Our existing stockholders paid an aggregate of $25,000 or approximately $0.003 per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering and the private placement constitutes the dilution to you and the other investors in such offerings. The fact that our existing stockholders acquired their initial shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering and the private placement are completed, you and the other investors in this offering and the private placement will incur an immediate and substantial dilution of approximately 46.2% or $4.62 per share (the difference between the pro forma net tangible book value per share of $5.38, and the initial offering price of $10.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

In connection with this offering and the private placement, as part of the units, we will be issuing warrants to purchase 20,000,000 shares of common stock. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and options may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of the 9,026,924 shares of common stock they acquired prior to this offering and the private placement at any time after the date on which their shares are released from escrow, which, except in limited circumstances, will not be before three years from the date of this prospectus. Furthermore, they are entitled to demand the registration of the securities underlying the 1,132,500 units they are purchasing in the private placement at any time after we announce that we have entered a letter of intent, an agreement in principle or a definitive agreement in connection with a business combination. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 10,159,424 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest which means they are at further risk if they invest. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

The American Stock Exchange may delist our securities from quotation on its exchange which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities will be listed on the American Stock Exchange, a national securities exchange, upon consummation of this offering. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future prior to a business combination. Additionally, in connection with our business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences including:

•

a limited availability of market quotations for our securities;

•

a determination that our common stock is a "penny stock" which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•

a limited amount of news and analyst coverage for our company; and

•

a decreased ability to issue additional securities or obtain additional financing in the future.

An investment in this offering may involve adverse tax consequences because the redemption and liquidation price per share is greater than the $10.00 per unit purchase price.

While we intend to take a contrary position, there is a risk that an investor’s entitlement to receive payments in excess of the investor’s tax basis in our common stock upon exercise of the investor’s redemption right or upon our liquidation will result in constructive income to the investor, which could affect the timing and character of income recognition and result in a tax liability to the investor without the investor’s receipt of cash from us. Such risk might also arise as a result of management’s agreement to surrender shares if and to the extent investors exercise their redemption rights. Prospective investors are urged to consult their own tax advisors with respect to these tax risks, as well as the specific tax consequences to them of purchasing, holding or disposing of our units.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•

restrictions on the nature of our investments;

•

restrictions on the issuance of securities; and

•

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•

registration as an investment company;

•

adoption of a specific form of corporate structure; and

•

reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in Treasury Bills issued by the United States with maturity dates of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors owns shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position that such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because some of our directors and officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets may be located outside of the United States, it may be difficult for investors to enforce their legal rights against such individuals or such assets.

Some of our directors and officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets may be located outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Because we may acquire a company located outside of the United States, we may be subject to various risks of the foreign jurisdiction in which we ultimately operate.

If we acquire a company that has sales or operations outside the United States, we could be exposed to risks that negatively impact our future sales or profitability following a business combination, especially if the acquired company is in a developing country or a country that is not fully market-oriented. If we were to acquire a business that operates in such a country, our operations might not develop in the same way or at the same rate as might be expected in the United States or another country with an economy similar to the market-oriented economies of member countries which are members of the Organization for Economic Cooperation and Development, or the OECD (an international organization helping governments through the economic, social and governance challenges of a globalized economy).

USE OF PROCEEDS

We estimate that the net proceeds of this offering and the private placement will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds
Offering	$188,675,000	$216,976,250
Private placement	11,325,000	11,325,000
Total	$200,000,000	$228,301,250

Offering and placement expenses(1)
Underwriting discount(2)	7,547,000	8,113,025
Underwriting non-accountable expense allowance (1% of gross proceeds)	1,886,750	1,886,750
Contingent underwriting compensation(3)	3,773,500	4,905,550
Placement fee and expense allowance	566,250	566,250
Contingent placement fee(4)	226,500	226,500
Legal fees and expenses (including Amex listing fees and expenses)	440,000	440,000
Miscellaneous expenses	73,886	73,886
Printing and engraving expenses	100,000	100,000
Accounting fees and expenses	40,000	40,000
SEC registration fee	51,694	51,694
NASD registration fee	44,420	44,420

Net proceeds
Held in trust for our benefit	184,675,000	211,278,175
Not held in trust	575,000	575,000

Total	$185,250,000	$211,853,175

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the structuring and negotiation of a business combination and the preparation and filing of the related proxy statement	$50,000	8.70%
Payment for office space and administrative and support services ($7,500 per month for up to two years)	180,000	31.30%
Due diligence of prospective target businesses	100,000	17.39%
Legal and accounting fees relating to SEC reporting obligations	45,000	7.83%
Working capital to cover miscellaneous expenses (including finders fees, consulting fees or other similar compensation, potential deposits, down payments or funding of a “no-shop” provision with respect to a particular business combination) and D&O insurance	200,000	34.78%

Total	$575,000	100.00%

———————

(1)

A portion of these expenses have been paid from the funds we received from Mr. Tsirigakis described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(2)

Represents 4% of the gross proceeds from the sale of the 18,867,500 units in this offering ($7,547,000) and 2% of the gross proceeds from the sale of the 2,830,125 units subject to the underwriters’ over-allotment option ($566,025).

(3)

Represents 2% of the gross proceeds from the sale of the 18,867,500 units in this offering ($3,773,500) and 4% of the gross proceeds from the sale of the 2,830,125 units subject to the underwriters’ over-allotment option ($1,132,050) that will be paid to the underwriters only upon consummation of a business combination and then only with respect to those units as to which the component shares have not been redeemed. If a business combination is not consummated and we are liquidated, such amounts will be distributed among our public stockholders.

(4)

Represents 2% of the gross proceeds from the sale of the 1,132,500 units in the private placement ($226,500) that will be paid to Maxim Group LLC on the same terms and subject to the same conditions as the payment of the contingent underwriting compensation.

$188,675,000 or $216,410,225 if the underwriters’ over-allotment option is exercised in full, of proceeds will be placed in a trust account at Lehman Brothers Inc. maintained by American Stock Transfer & Trust Company, New York, New York, as trustee. Of this amount, up to $4,000,000 ($5,132,050 if the underwriters’ over-allotment option is exercised in full) of contingent underwriting compensation and placement fees will be paid to the underwriters if and only if a business combination is consummated. Other than up to $2,500,000 of interest income, net of taxes thereon, which may be released to us to fund our working capital requirements, the proceeds held in trust will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account (exclusive of any funds held for the benefit of the underwriters or used to pay stockholders who have exercised their redemption right) may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business (other than amounts paid for finders’ or professional fees or amounts paid for any fees or costs incurred in connection with any debt or equity financing made in connection with the business combination) may be used to finance operations of the target business.

We have agreed to pay the law firm of Schwartz & Weiss, P.C., which is not affiliated with us, $7,500 per month for office space and general and administrative services including secretarial support.

We have estimated that costs related to the acquisition of a target business will be approximately $900,000; approximately $500,000 to identify and research prospective target businesses and approximately $400,000 for costs related to the business combination, including legal and accounting expenses to structure the transaction, prepare the transaction documents and file the related proxy statement. Only $150,000 of the net proceeds have been allocated for such purposes and we intend to fund the balance, as well as amounts that may exceed our current estimates, from a portion of the interest earned on the proceeds being held in the trust account. We have agreed with the representative that one-half of the interest earned on the proceeds being held in the trust account for our benefit (net of taxes payable), after a certain threshold amount, will be released to us, up to a maximum of $2,500,000. The threshold amount is based on the following formula: for each unit purchased by the underwriters upon their exercise of their over-allotment option, $0.20 of interest must be maintained in the trust account. Accordingly, if the underwriters do not exercise the over-allotment option, the threshold amount is $0 and if such option is exercised in full, the threshold amount will be $566,025. Although we do not know the rate of interest to be earned on the trust account, we believe that even at an interest rate of 1.5% per annum, the interest available to us on the $184,675,000 of trust proceeds will be sufficient to fund our working capital requirements. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors, but is expected to include engaging market research firms and/or third party consultants. Our officers and directors will not receive any compensation for their due diligence of prospective target businesses, but will be reimbursed for any out-of-pocket expenses (such as travel expenses) incurred in connection with such due diligence activities.

We intend to use the net proceeds allocated to working capital (approximately $200,000) for director and officer liability insurance premiums (approximately $150,000), with the balance being held for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We have agreed with Maxim Group LLC that half of the interest earned on the trust account (net of taxes payable) in excess of the amount necessary to have a $10.00 per share liquidation distribution to the public stockholders if the underwriters’ over-allotment option is exercised (i.e. $566,025 if the option is exercised in full) up to a maximum of $2,500,000 will be released to us to fund our working capital. We believe that the amount allocated to working capital, together with interest earned on the trust account available to us will be sufficient to cover the costs related to the acquisition of a target business and reimbursement costs, even if the costs of due diligence, legal, accounting and other expenses of structuring and negotiating a business combination exceed our estimates.

It is also possible that we could use a portion of our working capital to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), if such payment was large enough and we had already used up the funds available for due diligence and related expenses in connection with the aborted transaction, we could be left with insufficient funds to continue searching for, or conduct due diligence with respect to, other potential target businesses. Thus, if we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate. It is possible that our existing stockholders could advance us the additional required funds, thereby increasing the amount of excess out-of-pocket expenses that might be reimbursed following a business combination.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

As of the date of this prospectus, Akis Tsirigakis, our chief executive officer, has advanced to us a total of $390,000, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee, legal fees and expenses and an advances on Maxim’s non-accountable expense allowance. Such loans will be payable with 4% annual interest on the earlier of May 31, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

The net proceeds of this offering which are not held in the trust account and not immediately required for the purposes set forth above will be invested only in United States “government securities,” defined as any Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

No compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing stockholders, or any of their affiliates, from us or from any other party for any services rendered to us prior to or in connection with the consummation of the business combination. Our existing stockholders will only be entitled to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf. To the extent that such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination, in which event this reimbursement obligation would in all likelihood be negotiated with the owners of a target business. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account, net of taxes payable and interest amounts previously released to us) only in the event of liquidation upon our failure to complete a business combination within the allotted time or if that public stockholder were to seek to redeem such shares for cash in connection with a business combination which the public stockholder voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering and the private placement constitutes the dilution to investors in this offering and the private placement. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be redeemed for cash), by the number of outstanding shares of our common stock.

At October 11, 2005, our net tangible book value was a deficiency of $(371,397), or approximately $(0.04) per share of common stock. After giving effect to the sale of 20,000,000 shares of common stock included in the units to be sold in this offering and the private placement, and the deduction of underwriting discounts, placement fees and estimated expenses of this offering and the private placement, our pro forma net tangible book value (as decreased by the value of 6,598,000 shares of common stock which may be redeemed for cash) at October 11, 2005 would have been $120,607,355 or $5.38 per share, representing an immediate increase in net tangible book value of $5.42 per share to the existing stockholders and an immediate dilution of $4.62 per share, or 46.2%, to new investors not exercising their redemption rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $64,660,400 less than it otherwise would have been because if we effect a business combination, the redemption rights to the public stockholders may result in the redemption for cash of up to approximately 32.99% of the aggregate number of the shares sold in this offering and the private placement at a per-share redemption price equal to $9.80, plus (i) their pro rata share of any interest earned on the trust account (net of taxes payable) not previously distributed to us and (ii) $0.20 per share plus interest earned thereon (net of taxes payable) of contingent underwriting compensation that the underwriters have agreed to forfeit for the benefit of redeeming stockholders.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price	$		$10.00
Net tangible book value before this offering		(.04)
Increase attributable to new investors		5.42

Pro forma net tangible book value after this offering			5.38
Dilution to new investors			$4.62

The following table sets forth information with respect to our existing stockholders prior to and after the private placement and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage

Existing stockholders	9,026,924	31.10%	$25,000.01%		$.003
Private placement investors	1,132,500	3.90%	$11,325,000	5.66%	$10.00
New investors	18,867,500	65.00%	$188,675,000	94.33%	$10.00
	29,026,924	100.00%	$200,025,000	100.00%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before the offering and private placement	$(371,397)
Proceeds from this offering and the private placement	185,250,000
Offering costs paid in advance and excluded from tangible book value before this offering and the private placement	389,152
Less: Proceeds held in trust subject to redemption for cash at $9.80 per share(1)	(64,660,400)
$120,607,355
Denominator:
Shares of common stock outstanding prior to the offering and private placement	9,026,924
Shares of common stock included in the units offered, including the private placement	20,000,000
Less: Shares subject to redemption (20,000,000 × 32.99%)	(6,598,000)
22,428,924 (2)

——————

(1)

Does not reflect contingent underwriting compensation held in trust for redemption of shares for cash at $0.20 per share, or $1,319,600.

(2)

Does not reflect the possible surrender of up to 200,000 shares by our existing stockholders in the event and to the extent we must redeem shares for cash.

CAPITALIZATION

The following table sets forth our capitalization at October 11, 2005 and as adjusted to give effect to the sale of our units in this offering and the private placement and the application of the estimated net proceeds derived from the sale of our units:

	October 11, 2005
	Actual	As Adjusted
Notes payable to officer	$390,000	$—
Common stock, $.0001 par value, -0- and 6,598,000 shares which are subject to possible redemption, shares at redemption value(1)	$—	$64,660,400
Stockholders’ equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $.0001 par value, 100,000,000 shares authorized; 9,026,924 shares issued and outstanding; 22,428,924 shares issued and outstanding (excluding 6,598,000 shares subject to possible redemption), as adjusted	903	2,243
Additional paid-in capital	24,097	120,612,357
Deficit accumulated during the development stage	(7,245)	(7,245)

Total stockholders’ equity	$17,755	$120,607,355

Total capitalization	$407,755	$185,267,755

———————

(1)

If we consummate a business combination, the redemption rights afforded to our public stockholders may result in the redemption for cash of up to approximately 32.99% of the aggregate number of shares sold in this offering and the private placement at a per-share redemption price equal to $9.80 plus (i) their pro rata share of any interest earned on the trust account (net of taxes payable) not previously distributed to us and (ii) $0.20 per share plus interest earned thereon (net of taxes payable) of contingent underwriting compensation that the underwriters have agreed to forfeit for the benefit of the redeeming stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on May 13, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination in the shipping industry. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•

may significantly reduce the equity interest of our stockholders;

•

will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•

may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•

default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•

our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•

our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units in the offering and the private placement, after deducting offering expenses of approximately $2,750,000 including $1,886,750 representing the underwriters’ non-accountable expense allowance of 1% of the gross proceeds of the offering, $113,250 representing Maxim Group LLC’s 1% non-accountable expense allowance on the private placement, underwriting discounts of approximately $7,547,000 (or $8,113,025 if the underwriters’ over-allotment option is exercised in full), a private placement fee of $453,000 and an additional $3,773,500 ($4,905,550 if the underwriters’ over-allotment option is exercised in full) to be paid to the underwriters and $226,500 to be paid to Maxim Group LLC if a business combination is consummated, will be approximately $185,250,000 (or $211,853,175 if the underwriters’ over-allotment option is exercised in full). Of this amount, $184,675,000 (or $211,278,175 if the underwriters’ over-allotment option is exercised in full), will be held in trust for our benefit, and the remaining approximately $575,000 will not be held in trust. We will use substantially all of the net proceeds of this offering available for our use to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust fund will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $400,000 of expenses for legal, accounting and other expenses attendant to structuring and negotiating of a business combination and preparation and filing of the related proxy statement, $180,000 for administrative services and support payable to an unaffiliated third party (up to $7,500 per month for 24 months), $500,000 of expenses for the due diligence and investigation of a target business, $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $250,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $150,000 for director and officer liability insurance premiums. Half of the interest earned on the trust account (net of taxes payable) in excess of a certain threshold amount up to a maximum of $2,500,000, will be released to us to fund our working capital requirements. The threshold amount is based on the following formula: for each unit purchased by the underwriters upon their exercise of their over-allotment option, $0.20 of interest must be maintained in the trust account. Accordingly, if the underwriters do not exercise the over-allotment option, the threshold amount is $0 and if such option is exercised in full, the threshold amount will be $566,025. We intend to fund the balance of the expenses set forth above that exceed $575,000 from the amounts we receive from the trust account. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

As of the date of this prospectus, our Chief Executive Officer has advanced a total of $390,000 to us for payment of offering expenses on our behalf. Such loans will be payable with 4% annual interest on the earlier of May 31, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

PROPOSED BUSINESS

Introduction

We are a blank check company organized under the laws of the State of Delaware on May 13, 2005. We were formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the shipping industry. To date, our efforts have been limited to organizational activities. We do not have any specific business combination under consideration, nor have we had any discussions with any target business regarding a possible business combination.

The shipping industry provides a practical and cost-effective means of transporting large volumes of cargoes. This is accomplished predominantly by the dry bulk and tanker sectors, while other related sectors tend to be specialized. The dry bulk sector involves the transportation of dry bulk and general cargoes, including, among other products, coal, minerals, ore, steel products, forest products, agricultural products, construction materials and heavy equipment, machinery and spare parts via dry bulk cargo vessels. The tanker sector involves the transportation of wet products such as crude oil, refined petroleum cargoes and liquid chemicals via different types of tankers. Related sectors comprise, but are not limited to, the operation of vessels such as containerships, liquefied gas carriers, offshore supply and anchor-handling vessels.

We may seek to acquire a company with agreements to purchase individual vessels, a company with a fleet of vessels, a number of such companies as a group, or an entity which provides commercial management, operational and technical management or other services to one or more segments of the shipping industry. A target company might be a holding company, the sole assets of which are one or more agreements to acquire individual vessels. If a company we acquire is a holding company rather than an operating company, we will need to retain current management, seek to retain new management or outsource the commercial and technical management of the vessels by contracting with a shipping company engaged in this business.

Dry bulk sector overview

Dry bulk vessels are used to transport commodities such as iron ore, minerals, grains, forest products, fertilizers, coking and steam coal. The dry bulk sector can be divided into four major vessel categories with reference to size. We may explore acquisitions of either one or more vessels and/or operating companies that are focused on these segments of the dry bulk sector, including:

•

Capesize. The largest of the dry bulk carrier vessels, with typical cargo capacity over 80,000 dead weight tons, or dwt. Capesize vessels are used primarily for one-way voyages with cargoes consisting of iron ore and coal. Due to the size of the vessels, there are only a few ports around the world that have the infrastructure to accommodate them. Capesize vessels cannot traverse through the Panama Canal due to their size.

•

Panamax. The second largest of the dry bulk vessels, with cargo capacity typically between 60,000 and 80,000 dwt. Panamax vessels are used for various long distance trade routes, including those that traverse through the Panama Canal. These vessels typically carry cargoes consisting of coal, grains, fertilizers, steel and forest products.

•

Handymax. Versatile vessels that are dispersed in various geographic locations throughout the world. Handymax vessels typically have cargo capacity of 35,000 to 60,000 dwt, and are primarily used to transport grains, forest products and fertilizers. These vessels are equipped with onboard cranes which allow for the loading and unloading of cargo.

•

Handysize. The smallest of the dry bulk carrier vessels with cargo capacity up to 35,000 dwt. These vessels are used mainly for regional voyages, are extremely versatile and can be used in smaller ports that lack infrastructure. Like Handymax vessels, Handysize vessels are also equipped with onboard cranes.

Prices for individual vessels vary widely depending on the type, quality, age and discounted future earnings.

Tanker sector overview

The world tanker fleet is divided into two primary categories, crude oil and product tankers. Tanker charterers of wet cargoes will typically charter the appropriate sized tanker based on the length of journey, cargo size and port and canal restrictions. Crude oil tankers are typically larger than product tankers. The four major tanker categories with reference to size are:

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Very Large Crude Carriers, or VLCCs. Tanker vessels that are used to transport crude oil with cargo capacity typically 200,000 to 320,000 dwt that are more than 300 meters in length. VLCCs are highly automated and their advanced computer systems allow for a minimal crew. The majority of the world’s crude oil is transported via VLCCs.

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Suezmax. Tanker vessels with cargo capacity typically 120,000 to 200,000 dwt. These vessels are used in some of the fastest growing oil producing regions of the world, including the Caspian Sea and West Africa. Suezmax tankers are the largest ships able to transit the Suez Canal with a full payload and are capable of both long and short haul voyages.

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Aframax. Tanker vessels with cargo capacity typically 80,000 to 120,000 dwt. These tankers carry crude oil and serve various trade routes from short to medium distances mainly in the North Sea and Venezuela. These vessels are able to enter a larger number of ports throughout the world as compared to the larger crude oil tankers.

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Product. Tanker vessels with cargo capacity typically less than 60,000 dwt. Product tankers are capable of carrying refined petroleum products, such as fuel oils, gasoline and jet fuel, as well as various edible oils, such as vegetable and palm oil.

Prices for individual vessels vary widely depending on the type, quality, age and discounted future earnings.

Container sector overview

As opposed to dry bulk vessels, which carry raw materials such as iron ore, minerals, grains, forest products, coking and steam coal, container vessels transport finished goods that are shipped in large containers. Instead of the number of dead weight tons that they can carry, container vessels are sized according to the number of containers that they can carry and whether the vessels can traverse the Panama Canal. We may explore acquisitions of one or more vessels and/or operating companies that operate container vessels that can ship products regionally or globally. Prices for individual vessels vary widely depending on the type, quality, age and discounted future earnings.

Related sectors

Related sectors in which we might seek a business combination include, but are not limited to, supply vessels, service vessels and anchor handlers that perform various functions related to the supply and maintenance of offshore oil rigs.

Shipping services sector overview

In addition to acquiring individual vessels and/or an operating company or companies with a fleet of vessels, service businesses we may seek to acquire could be engaged in, among other activities, operational management, brokerage, maintenance and technical support. Service businesses we may seek to acquire would typically be engaged in:

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Technical management services, such as crew retention and training, maintenance, repair, capital expenditures, drydocking, payment of vessel tonnage tax, maintaining insurance and other vessel operating activities; or

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Commercial management services, such as finding employment for vessels, vessel acquisition and disposition, freight and charter hire collection, accounts control, appointment of agents, bunkering and cargo claims handling and settlements.

Government regulations

Government regulation significantly affects the ownership and operation of vessels including international conventions, national, state and local laws and regulations in force in the countries in which vessels may operate or are registered.

A variety of governmental and private entities subject vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers, particularly terminal operators. Certain of these entities require vessel owners to obtain permits, licenses and certificates for the operation of their vessels. Failure to maintain necessary permits or approvals could require a vessel owner to incur substantial costs or temporarily suspend operation of one or more of its vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. Vessel owners are required to maintain operating standards for all vessels that will emphasize operational safety, quality maintenance, continuous training of officers and crews and compliance with United States and international regulations. Because these laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on our proposed business.

Environmental regulations

The International Maritime Organization or “IMO”, has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships, which was ratified on May 18, 2004, and will become effective on May 19, 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Annex VI and new conventions, laws and regulations that may be adopted, in the future, could adversely affect our ability to manage vessels we acquire or operate.

Under the International Safety Management Code or “ISM Code”, promulgated by the IMO, the party with operational control of a vessel is required to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by the respective flag state for the vessel, under the ISM Code.

Noncompliance with the ISM Code and other IMO regulations may subject a ship owner to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. For example, the United States Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in ports in the United States and European Union.

The United States Oil Pollution Act of 1990

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its two hundred nautical mile exclusive economic zone.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

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natural resources damages and the costs of assessment thereof;

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real and personal property damages;

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net loss of taxes, royalties, rents, fees and other lost revenues;

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lost profits or impairment of earning capacity due to property or natural resources damage; and

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net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA limits the liability of responsible parties to the greater of $600 per gross ton or $500,000 per dry bulk vessel that is over 300 gross tons (subject to possible adjustment for inflation). These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

OPA requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. In December 1994, the U.S. Coast Guard implemented regulations requiring evidence of financial responsibility in the amount of $1,500 per gross ton, which includes the OPA limitation on liability of $1,200 per gross ton and the United States Comprehensive Environmental Response, Compensation, and Liability Act liability limit of $300 per gross ton. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA.

The United States Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses.

The United States Coast Guard’s financial responsibility regulations may also be satisfied by evidence of surety bond, guaranty or by self-insurance. Under the self-insurance provisions, the vessel owner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. Some states which have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws.

Other environmental initiatives

The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.

Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, or the CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992

Protocol to the CLC. The liability limits in the countries that have ratified this Protocol are currently approximately $4 million plus approximately $566 per gross registered ton above 5,000 gross tons with an approximate maximum of $80.5 million per vessel, with the exact amount tied to a unit of account which varies according to a basket of currencies. The right to limit liability is forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

Security regulation

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the United States Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect on July 1, 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security, or ISPS Code. Among the various requirements are:

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on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

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on-board installation of ship security alert systems;

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the development of vessel security plans; and

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compliance with flag state security certification requirements.

The United States Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, it is likely that we will have the ability to initially complete only a single business combination, although this may entail the simultaneous acquisitions of several operating businesses at the same time.

We have not identified a target business

To date, we have not selected any target business with which to seek a business combination. None of our officers, directors, promoters or other affiliates is currently engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us nor have we, nor any of our agents of affiliates, been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Finally, we note that there has been no diligence, discussions, negotiations and/or other similar activities undertaken, directly or indirectly, by us, our affiliates or representatives, or by any third party, with respect to a business combination transaction with us.

Subject to the limitation that a target business have a fair market value of at least 80% of our net assets (exclusive of the underwriters’ contingent compensation being held in the trust account) at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, ship brokers and other members of the financial or shipping community who are aware that we are seeking a business combination partner via public relations and marketing efforts, direct contact by management or other similar efforts, who may present solicited or unsolicited proposals. Any finder or broker would only be paid a fee upon the consummation of a business combination. The fee to be paid to such persons would be a percentage of the fair market value of the transaction with the percentage to be determined in an arm’s length negotiation between the finder or broker and us based on market conditions at the time we enter into an agreement with such finder or broker. While we do not presently anticipate engaging the services of professional firms that specialize in acquisitions on any formal basis, we may decide to engage such firms in the future or we may be approached on an unsolicited basis, in which event their compensation (which would be equal to a percentage of the fair market value of the transaction as agreed upon at the time of such engagement or agreement with a party that brings us an unsolicited proposal, as the case may be) may be paid from the offering proceeds not held in trust. Our officers and directors as well as their affiliates may also bring to our attention target business candidates that they become aware of through their business contacts. While our officers and directors make no commitment as to the amount of time they will spend trying to identify or investigate potential target businesses, they believe that the various relationships they have developed over their careers together with their direct inquiry, will generate a number of potential target businesses that will warrant further investigation. In no event will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers, directors or existing stockholders will receive any finder’s fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us other than any compensation or fees that may be received for any services provided following such business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business or businesses with a collective fair market value that is at least 80% of our net assets (exclusive of the underwriters’ contingent compensation being held in the trust account) at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not conducted any specific research on the shipping industry to date nor have we conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates or the likelihood or probability of success of any proposed business combination. Since we have not yet analyzed the businesses available for acquisition and have not identified a target business, we have not established any specific attributes or criteria (financial or otherwise) for the evaluation of prospective target businesses. In evaluating a prospective target business, our management will conduct the necessary business, legal and accounting due diligence on such target business and will consider, among other factors, the following:

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earnings and growth potential;

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experience and skill of management and availability of additional personnel;

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capital requirements;

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competitive position;

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financial condition and results of operation;

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barriers to entry into the shipping industry;

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breadth of services offered;

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degree of current or potential market acceptance of the services;

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regulatory environment of the industry; and

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costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management, where applicable, and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finders or consulting fees to our existing stockholders, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair market value of target business

The initial target business or businesses that we acquire must have a collective fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. The evaluation of a potential holding company acquisition where the assets to be acquired are not in the possession of the target company would be based on established valuation criteria in the shipping industry for ships as well as agreements to acquire ships. This valuation process, which also applies to an operating company that has among its assets one or more agreements to purchase vessels, involves obtaining two or three appraisals from independent ship brokers. These appraisals, in accordance with standard industry practice, are based on a description of the particular vessel (including size, age and type), as well as the appraisers’ review of publicly available maintenance records for vessels that are not new. The value of the purchase agreement reflects the value of the vessel underlying such agreement.

If our board is not able to independently determine that the target business has a sufficient fair market value (for example, if one of the members of our board of directors is affiliated with the target business or if the financial analysis is too complicated for our board of directors to perform on their own), we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. If we do obtain the opinion of an investment banking firm, a summary of the opinion will be contained in the proxy statement that will be mailed to stockholders in connection with obtaining approval of the business combination, and the investment banking firm will consent to the inclusion of their report in our proxy statement.  In addition, information about how stockholders will be able to obtain a copy of the opinion from us will be contained in the proxy statement. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Possible lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is likely that we will have the ability to effect only one, or perhaps, two business combinations, although this may entail simultaneous acquisitions of several entities at the same time. We may not be able to acquire more than one target business because of various factors, including possible complex domestic or international accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and other legal issues and closings with multiple target businesses. In addition, we would also be exposed to the risks that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the initial business combination below the required fair market value of 80% of net assets threshold. Accordingly, for an indefinite period of time, the prospects for our future viability may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

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subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

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result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Additionally, since our business combination may entail the simultaneous acquisitions of several entities at the same time and may be with different sellers, we will need to convince such sellers to agree that the purchase of their entities is contingent upon the simultaneous closings of the other acquisitions.

Limited ability to evaluate the target business’ management

Although we expect certain of our management, particularly Mr. Tsirigakis, to remain associated with us following a business combination, it is likely that the management of the target business at the time of the business combination will remain in place, and we may employ other personnel following the business combination. Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate and agree to mutually acceptable employment terms in connection with any such combination, which terms would be disclosed to stockholders in any proxy statement relating to such transaction. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the target business based on United States generally accepted accounting principles.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering and the private placement in accordance with the majority of the shares of common stock voted by the public stockholders. Our existing stockholders have agreed to vote all the shares of our common stock acquired in the private placement, this offering or in the aftermarket in favor of any transaction that they negotiate and present for approval to our stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the holders of the common stock included in the units offered by this prospectus are voted in favor of the business combination and public stockholders owning less than 33% of the shares sold in this offering and the private placement exercise their redemption rights.

Redemption rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock redeemed for cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share redemption price will be equal to $10.00 plus any interest not previously released to us earned on their portion of the trust account and on that portion of the underwriters’ contingent compensation comprising the redemption price (calculated as of two business days prior to the consummation of the proposed business combination (net of taxes payable)). An eligible stockholder may request redemption at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. If a stockholder votes against the business combination but fails to properly exercise its redemption rights, such stockholder will not have its shares of common stock redeemed. Any request for redemption, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to redeem their shares who elect redemption will be distributed promptly after completion of a business combination. Public stockholders who redeem their stock for their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 33% or more of the shares sold in this offering and the private placement, exercise their redemption rights.

Investors who choose to remain as stockholders and do not exercise their redemption rights will have assumed the entire cost of the offering, including the underwriters’ discount.  The additional cost per share allocable to such remaining stockholders would be $0 if none of the shares sold in the offering are redeemed, and approximately $0.28 per share if the maximum number of shares which may be redeemed are redeemed. In recognition of the reduction in proceeds available to fund either the business combination or our future operations which will result from the redemption of shares, and in order to partially offset the resulting dilution to non-redeeming stockholders, management has agreed to surrender up to an aggregate of 200,000 of their shares to us. The number of shares they will surrender will be determined by calculating the dollar amount of the trust account (exclusive of interest) paid to redeeming stockholders above the amount attributable to such stockholders ($9.23 per share) and the contingent portion of the underwriters’ compensation ($.20 per share) and dividing it by $10.00 (the value attributed to the shares for purposes of this calculation). Accordingly, for each 1,000 shares redeemed up to 3,508,772 shares, management will surrender 57 shares for cancellation.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will dissolve, the trust account will be liquidated and we will distribute to all of our public stockholders in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (net of taxes payable) not previously released to us, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering and the 1,132,500 shares included in the units they have agreed to purchase in the private placement. In addition, the underwriters have agreed to waive their rights to the $4,000,000 ($5,132,050 if the underwriters’ over-allotment option is exercised in full) of contingent underwriting compensation and placement fees deposited in the trust account for their benefit. There will be no distribution from the trust account with respect to our warrants, which will expire worthless.

If we are unable to consummate a business combination and expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price to holders of the 18,867,500 shares (21,697,625 if the underwriters’ over-allotment option is exercised in full) entitled to participate in liquidation distributions would be equal to the $10.00 per unit offering price. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. Each member of our board of directors has agreed pursuant to agreements with us and Maxim Group LLC, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to target businesses or vendors that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account at that time. We cannot assure you, however, that they would be able to satisfy those obligations. Accordingly, we cannot assure you that the actual per-share liquidation price will not be less than $10.00, plus interest (net of taxes payable), due to claims of creditors.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of liquidation or if the stockholders seek to redeem their respective shares for cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors, which may limit our ability to compete in acquiring certain sizable target businesses. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

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our obligation to seek stockholder approval of a business combination or obtain the necessary financial information to be included in the proxy statement to be sent to stockholders in connection with such business combination may delay or prevent the completion of a transaction;

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our obligation to redeem for cash up to 6,598,000 shares of common stock held by our public stockholders in certain instances will limit the manner in which we may structure a business combination (i.e., we will not be able to undertake an all cash acquisition transaction) and may reduce the resources available to us for this purpose, as well as for funding a target company’s business;

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our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses; and

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the requirement to acquire either an entity with purchase agreements for one or more vessels or an operating business that has a fair market value equal to at least 80% of our net assets at the time of the acquisition could require us to acquire several companies or closely related operating businesses at the same time, all of which sales would be contingent on the closings of the other sales, which could make it more difficult to consummate the business combination.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at 457 Madison Avenue, New York, New York 10022. The cost for this space provided by the law firm of Schwartz & Weiss, P.C. is $7,500 per month and includes certain other additional services provided by such firm pursuant to a letter agreement. We consider our current office space adequate for our current operations.

Employees

We have four officers, two of whom are also members of our board of directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect Mr. Tsirigakis to devote an average of approximately 10 hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic reporting and financial information

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for such target business. Additionally, our management will provide stockholders with the foregoing financial information as part of the proxy solicitation materials sent to stockholders to assist them in assessing each specific target business we seek to acquire. Our management believes that the requirement of having available financial information for the target business may limit the pool of potential target businesses available for acquisition.

We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2006. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds

$188,675,000 of the proceeds of this offering and the private placement (including up to $4,000,000 payable to the underwriters upon consummation of a business combination) will be deposited into a trust account at Lehman Brothers Inc. maintained by American Stock Transfer & Trust Company.

$157,920,975 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds

The $188,675,000 held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less or money market funds meeting certain criteria.

Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.
Trading of securities issued

The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 20th day after trading earlier to occur of the expiration of the underwriters' over-allotment option or its exercise in full, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.

No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Exercise of the warrants

The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust account has been terminated and distributed.

The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor

We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to redeem his or her shares for his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.

A prospectus containing information required by the SEC would be filed as part of a post-effective amendment to the original registration statement filed in connection with the offering and would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline

A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.

If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds

Other than a portion of the interest earned, the proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon our failure to effect a business combination within the allotted time.

The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and executive officers

Our current directors and executive officers are as follows:

Name	Age	Position
Prokopios (Akis) Tsirigakis	50	Chairman of the Board, Chief Executive Officer and President
George Syllantavos	41	Chief Financial Officer, Secretary and Director
Christo Anagnostou	57	Vice President of Operations
Niko Nikiforos	41	Vice President of Business Development
Petros Pappas	52	Director
Koert Erhardt	49	Director
Tom Søfteland	45	Director

Prokopios (Akis) Tsirigakis has been our Chairman of the Board, Chief Executive Officer and President since inception. Mr. Tsirigakis is experienced in ship management, ship ownership and overseeing new shipbuilding projects. Since November 2003, he has been the Joint Managing Director of Oceanbulk Maritime S.A., a dry cargo shipping company that has operated and managed as much as 1.6 million tons of deadweight vessels and which is part of the Oceanbulk Group of affiliated companies involved in the service sectors of the shipping industry. Since November 1998, Mr. Tsirigakis has been the Managing Director of Combine Marine Inc., a company which he founded that provides ship management services to third parties and which is part of the Oceanbulk Group. From 1991 to 1998, Mr. Tsirigakis was the Vice-President and Technical Director of Konkar Shipping Agencies S.A. of Athens, after having served as Konkar’s Technical Director from 1984 to 1991, which at the time managed 16 dry bulk carriers, multi-purpose vessels and tanker/combination carriers. From 1982 to 1984, Mr. Tsirigakis was the Technical Manager of Konkar’s affiliate, Arkon Shipping Agencies Inc. of New York, a part of the Archirodon Construction Group. He is a member of the Technical Committee (CASTEC) of Intercargo, the International Association of Dry Cargo Shipowners, and of the Technical Committees of Classification Societies. Mr. Tsirigakis received his Masters and B.Sc. in Naval Architecture from The University of Michigan, Ann Arbor and has three years of seagoing experience. Since its initial public offering in February 2005, Mr. Tsirigakis has served on the board of directors of Dryships Inc., a company listed on the NASDAQ National Market (NNM: DRYS) which provides international seaborne transportation services carrying various drybulk cargoes.

George Syllantavos has been our Chief Financial Officer and a member of our board of directors since inception and our Secretary since December 2005. Since May 1999, he has been President and General Manager of Vortex Ltd., an aviation consulting firm specializing in strategic and fleet planning. From January 1998 to April 1999, he served as a financial advisor to Hellenic Telecommunications Organization S.A., where, on behalf of the Chief Executive Officer, he coordinated and led the company’s listing on the New York Stock Exchange (NYSE:OTE) and where he had responsibilities for the strategic planning and implementation of multiple acquisitions of fixed-line telecommunications companies, including RomTelecom. Mr. Syllantavos served as a financial and strategic advisor to both the Greek Ministry of Industry & Energy (from June 1995 to May 1996) and the Greek Ministry of Health (from May 1996 to January 1998), where, in 1997 and 1998, he helped structure the equivalent of a US$700 million bond issuance for the payment of outstanding debts to supplier of the Greek National Health System. From 1998 to 2004, he served as a member of the Investment Committee of Rand Brothers & Co., a small U.S. merchant banking firm, where he reviewed and analyzed more than 35 acquisition targets of small or medium sized privately-held manufacturing firms in the U.S. and internationally, of which he negotiated, structured and directed the acquisition of three such firms with transactions ranging in size from $7 million to $11 million. Mr. Syllantavos has a B.Sc. in Industrial Engineering from Roosevelt University and an MBA in Operations Management, International Finance and Transportation Management from Northwestern University (Kellogg).

Christo Anagnostou has been our Vice President of Operations since inception. Since May 2005, he has been the General Manager of Combine Marine Inc., and since November 1999, he has been the General and Marine Operations Manager of Oceanbulk Maritime S.A., each of which are part of the Oceanbulk Group. In his capacities at Combine Marine Inc. and Oceanbulk Maritime S.A., he has been responsible for vessel acquisition and disposition transactions and the daily operational management of up to 32 vessels. From 1992 to October 1999, he served as the Operations Manager for Cardiff Marine Inc., a shipping management company which at the time had a fleet of over 35 oceangoing drybulk, tanker, reefer and container vessels., From 1981 to 1991, Mr. Anagnostou was the Operations Manager for Hydroussa Shipping Co, Ltd., and from 1974 to 1977, he was a Ship Operator for N.J. Goulandris (London) Ltd., both of which are ship management companies based in London, England. He is a Supporting Member of the London Maritime Arbitrators Association. Mr. Anagnostou received his B.Sc. in Economics from Athens Graduate University of Economics and Business Science and did his post graduate studies in Shipping Management at the London School of Foreign Trade, Morley College – London.

Niko Nikiforos has been our Vice President of Business Development since inception. Since September 1997, he has been the Managing Director of Oceanbulk Shipping and Trading S.A., which provides ocean transportation solutions for international commodity companies and which, since December 2002, operates a regular liner service between the United States and South America. Since 1997, he has also been the Managing Director of Interchart Shipping Inc., which specializes in chartering dry cargo ships and serves as the exclusive chartering broker for the Oceanbulk Group. Since 1997, he has been the Commercial Director of Oceanbulk Maritime S.A. From 1995 to 1997, he served as a Shipbroker for Link Maritime Enterprises S.A., a ship brokering company. Mr. Nikiforos received his Diploma in Shipping from the London School of Foreign Trade.

Petros Pappas has been a member of the board of directors since inception. Throughout his career as a principal and manager in the shipping industry, Mr. Pappas has been involved in over 120 vessel acquisitions and disposals. In 1989, he founded Oceanbulk Maritime S.A., a dry cargo shipping company that has operated managed vessels  aggregating as much as 1.6 million deadweight tons of cargo capacity. He also founded the Oceanbulk Group of affiliated companies, which are involved in the service sectors of the shipping industry. The Oceanbulk Group is comprised of Oceanbulk Maritime S.A., Interchart Shipping Inc., Oceanbulk Shipping and Trading S.A., Interchart Shipping Inc., Oceanbulk Shipping and Trading S.A., Oceanbulk S & P, Combine Marine Inc., More Maritime Agencies Inc., and Sentinel Marine Services Inc. Additionally, Mr. Pappas ranked among the top 25 Greek shipowners (by number of ocean going vessels) as evaluated by the U.S. Department of Commerce’s 2004 report on the Greek shipping industry. Mr. Pappas has been a Director of the UK Defense Club, a leading insurance provider of legal defense services in the shipping industry worldwide, since January 2002, and is a member of the Union of Greek Shipowners (UGS). Mr. Pappas received his B.A. in Economics and his MBA from The University of Michigan, Ann Arbor.

Koert Erhardt has been a member of the board of directors since inception. From September 2004 to December 2004, he served as the Chief Executive Officer and a member of the board of directors of CC Maritime S.A.M., an affiliate of the Coeclerici Group, an international conglomerate whose businesses include shipping and transoceanic transportion of dry bulk materials. From 1998 to September 2004, he served as General Manager of Coeclerici Armatori S.p.A. and Coeclerici Logistics S.p.A., affiliates of the Coeclerici Group, where he created a shipping pool that commercially managed over 130 vessels with a carrying volume of 72 million tons and developed the use of Freight Forward Agreement trading as a hedging mechanism to the pool’s exposure and positions. From 1994 to 1998, he served as the General Manager of Bulkitalia, a prominent shipping concern which at the time owned and operated over 40 vessels. From 1990 to 1994, Mr. Erhardt served in various positions with Bulk Italia. From 1988 to 1990, he was the Managing Director and Chief Operating Officer of Nedlloyd Dry Bulk, the dry bulk arm of the Nedlloyd Group, an international conglomerate whose interests include container ship liner services, tankers, oil drilling rigs, pipelaying vessels and ship brokering.. Mr. Erhardt received his Diploma in Maritime Economics and Logistics from Hogere Havenen Vervoersschool (now Erasmus University), Rotterdam, and received his MBA International Executive Program at INSEAD, Fontainebleau, France. Mr. Erhardt has also studied at the London School of Foreign Trade.

Tom Søfteland has been a member of the board of directors since inception. Since October 1996, he has been the Chief Executive Officer of Capital Partners A.S. of Bergen, Norway, a financial services firm that he founded and which specializes in shipping and asset finance. From 1990 to October 1996, he held various positions at Industry & Skips Banken, ASA, a bank specializing in shipping, most recently as its Deputy Chief Executive Officer. Mr. Søfteland received his B.Sc. in Economics from the Norwegian School of Business and Administration (NHH).

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Petros Pappas, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Koert Erhardt and Tom Søfteland, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Akis Tsirigakis and George Syllantavos, will expire at the third annual meeting.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to successfully identify and effect an acquisition although we cannot assure you that they will, in fact, be able to do so.

Director independence

Our board of directors has determined that Mr. Erhardt and Mr. Søfteland are "independent directors" as defined in the American Stock Exchange listing standards and Rule 10A-3 of the Exchange Act. We intend to locate and appoint at least one additional independent director to serve on our board of directors who will serve on our audit committee.

Board committees

On completion of this offering, our board of directors will have an audit committee, a nominating committee and a compensation committee. Our board of directors has adopted a charter for the audit committee as well as a code of conduct and ethics that governs the conduct of our directors, officers and employees.

Upon completion of this offering, our audit committee will consist of Mr. Erhardt, Mr. Søfteland and Mr. Pappas. Each member of our audit committee is financially literate under the current listing standards of the American Stock Exchange, and our board of directors has determined that Mr. Søfteland qualifies as an "audit committee financial expert," as such term is defined by SEC rules. We intend to locate and appoint at least one additional independent director to our audit committee within one year after the completion of the offering, at which time Mr. Pappas will resign from his position as a member of the audit committee.

The audit committee will review the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee will also select our independent registered public accounting firm, review and approve the scope of the annual audit, review and evaluate with the independent public accounting firm our annual audit and annual consolidated financial statements, review with management the status of internal accounting controls, evaluate problem areas having a potential financial impact on us that may be brought to the committee's attention by management, the independent registered public accounting firm or the board of directors, and evaluate all of our public financial reporting documents.

Code of conduct and ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the American Stock Exchange.

Executive compensation

No executive officer has received any cash compensation for services rendered and no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Such individuals may be paid consulting, management or other fees from target businesses as a result of the business combination, with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to the stockholders. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors may be deemed “independent,” we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of interest

Potential investors should be aware of the following potential conflicts of interest:

•

None of our officers and directors are required to commit their full time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities.

•

In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Directors and Executive Officers.”

•

Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•

Since our directors beneficially own shares of our common stock which will be released from escrow only in certain limited situations and are purchasing shares in the private placement as to which they are waiving their redemption and liquidation distribution rights, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

•

If management negotiates their retention as a condition to any potential business combination, management may look unfavorably upon or reject a business combination with a potential target business whose owners refuse to retain members of our management post-business combination.

•

In the event management were to make substantial loans to us in excess of the amount outside the trust fund, they may look unfavorably upon or reject a business combination with a potential target whose owners refuse to pay such amounts.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•

the opportunity is within the corporation’s line of business;

•

it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the corporation; and

•

the corporation could financially undertake the opportunity.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed in principle, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to the company for its consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary obligations they might have.

Each of our directors has, or may come to have, to a certain degree, other fiduciary obligations. Three of our officers have fiduciary obligations to the Oceanbulk Group and related entities, and they and certain additional directors have fiduciary obligations to those companies on whose board of directors they may sit. To the extent that they identify business opportunities that may be suitable for any of these other companies, they will honor those fiduciary obligations. Accordingly, they may not present opportunities to us that otherwise may be attractive to us unless these other companies and any successors to such entities has declined to accept such opportunities.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering and the private placement in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering and to vote any shares they acquire in the private placement, in this offering or in the aftermarket in favor of any business combination they negotiate and present to the stockholders. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to those shares of common stock acquired by them prior to this offering and the private placement and the 1,132,500 shares included in the units they have agreed to purchase in the private placement.

Each of our directors owns shares of our common stock and, although no salary or other compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because directors seeing reimbursement may not be deemed “independent” we may not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will be the case.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 13, 2005, and as adjusted to reflect the sale of our common stock included in the units sold in the private placement and offered by this prospectus (assuming no purchase of units in this offering), by:

•

each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•

each of our officers and directors; and

•

all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Approximate Percentage of Outstanding Common Stock
		Before Offering and Placement	After Offering and Placement(2)(3)
Prokopios (Akis) Tsirigakis	3,657,392	40.52%	12.6%
George Syllantavos	1,354,039	15.0	4.66
Christo Anagnostou	116,108	1.29	*
Niko Nikiforos	116,108	1.29	*
Petros Pappas	3,347,873	37.09	11.53
Koert Erhardt	290,269	3.22	*
Tom Søfteland	145,135	1.61	*
All directors and executive officers as a group (7 individuals)	9,026,924	100.0%	35.00%

———————

*

less than one (1%) percent.

(1)

Unless otherwise indicated, the business address of each of the individuals is c/o Schwartz & Weiss, P.C., 457 Madison Avenue, New York, New York 10022.

(2)

Our officers and directors have agreed to surrender to us for cancellation up to an aggregate of 200,000 shares in the event, and to the extent, stockholders exercise their right to redeem their shares for cash upon a business combination. The share amounts do not reflect any surrender of shares.

(3)

Our officers and directors have agreed to purchase an aggregate of 1,132,500 units in the private placement. The percentage ownership after the offering for all executive officers and directors as a group reflects this purchase; however, the percentages for each holder do not since the allocation of the purchase obligation among the officers and directors has not yet been determined.

Immediately after this offering, our existing stockholders and their nominees, which include all of our officers and directors, collectively will beneficially own 35% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

In addition, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a stock dividend in such amount to maintain the existing stockholders’ collective ownership at 35% of our issued and outstanding shares of common stock upon consummation of the offering.

Except for up to 200,000 shares that may be surrendered to us for cancellation, all of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with American Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•

three years following the date of this prospectus;

•

our liquidation; or

•

the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit or otherwise as provided in the stock escrow agreement, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Mr. Tsirigakis is deemed to be our “parent” and Messrs. Tsirigakis and Syllantavos are deemed to be “promoters,” as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

On May 17, 2005, we issued an aggregate of 9,026,924 shares of our common stock to the individuals set forth below for $25,000 in cash, at a purchase price of $0.003 per share, as follows:

Name	Number of Shares	Relationship to Us
Prokopios (Akis) Tsirigakis	8,915,712	Chairman of the Board, Chief Executive Officer and President
George Syllantavos	22,387	Chief Financial Officer and Director
Christo Anagnostou	10,832	Vice President of Operations
Niko Nikiforos	10,832	Vice President of Business Development
Petros Pappas	22,387	Director
Koert Erhardt	22,387	Director
Tom Søfteland	22,387	Director

On June 6, 2005, Mr. Tsirigakis transferred an aggregate of 3,228,750 of his shares for $0.003 per share to the other existing stockholders named above as follows:

George Syllantavos	1,331,652
Christo Anagnostou	169,706
Niko Nikiforos	169,706
Petros Pappas	699,768
Koert Erhardt	428,959
Tom Søfteland	428,959

On October 19, 2005, Mr. Tsirigakis transferred an additional 2,029,570 shares and Messrs. Anagnostou, Nikiforos, Erhardt and Søfteland transferred an aggregate of 596,148 of the June 6, 2005 shares to Mr. Pappas.

In addition, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a stock dividend in such amount to maintain the existing stockholders’ collective ownership at 35% of our issued and outstanding shares of common stock upon consummation of the offering.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before three years from the date of this prospectus. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Certain of our officers and directors have agreed to purchase 1,132,500 units from us at a purchase price of $10.00 per unit in a private placement that will occur immediately prior to this offering. We have granted the holders of such units demand and “piggy-back” registration rights with respect to the 1,132,500 shares, the 1,132,500 warrants and the 1,132,500 shares underlying the warrants at any time commencing on the date we announce that we have entered into a letter of intent with respect to a proposed a business combination. The demand registration may be exercised by the holders of a majority of such units. We will bear the expenses incurred in connection with the filing of any such registration statements.

On May 17, 2005 and May 26, 2005, Mr. Tsirigakis advanced a total of $390,000 to us to cover expenses related to this offering. Such loans will be payable with 4% annual interest on the earlier of May 31, 2006 or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 9,026,924 shares of common stock are outstanding, held by seven recordholders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 20th trading day after the earlier to occur of the expiration of the underwriters' over-allotment option or its exercise in full, provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 33% of the shares sold in this offering exercise their redemption rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, inclusive of any interest (net of taxes payable), and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no redemption, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock redeemed for cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Public stockholders who redeem their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units, which they have not previously sold.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $8.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•

the completion of a business combination; or

•

one year from the date of this prospectus.

The warrants will expire on the fourth anniversary of the date of this prospectus at 5:00 p.m., New York City time.

The warrants will trade separately on the 20th trading day after the earlier to occur of expiration of the underwriters' over-allotment option or its exercise in full. In no event may the common stock and warrants be traded separately until we have filed a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K.

We may call the warrants for redemption

•

in whole and not in part;

•

at a price of $.01 per warrant at any time after the warrants become exercisable;

•

upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established this criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our transfer agent and warrant agent

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Shares eligible for future sale

Immediately after this offering, we will have 29,026,924 shares of common stock outstanding, or 32,026,924 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 20,000,000 shares sold in this offering, or 23,000,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. This will include the 1,132,500 shares included in the units being purchased in this offering by our officers and directors or their nominees, which are the subject of a lock-up agreement with us and the representative of the underwriters until we complete a business combination. All of the remaining 9,026,924 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to May 17, 2006. Notwithstanding this, all of those shares have been placed in escrow and will not be transferable for a period of three years from the date of this prospectus, subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, while in each case remaining subject to the escrow agreement, and will only be released prior to that date if we are forced to liquidate, in which case the shares would be destroyed, or if we were to consummate a transaction after the consummation of a business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•

1% of the number of shares of common stock then outstanding, which will equal 290,269 shares immediately after this offering (or 318,570 if the underwriters’ exercise their over-allotment option); and

•

the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, Rule 144 may not be available for the resale of those securities despite technical compliance with the requirements of Rule 144, in which event the resale transactions would need to be made through a registered offering.

Registration Rights

The holders of our 9,026,924 issued and outstanding shares of common stock prior to the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow.

We have granted the holders of the 1,132,500 units being purchased in a private placement immediately prior to this offering demand and “piggy-back” registrations rights with respect to the shares, the warrants and the shares underlying the warrants comprising such units at any time commencing on the date we announce that we have entered into a letter of intent with respect to a proposed business combination. The demand registration may be exercised by the holders of a majority of such units.

We will bear the expenses incurred in connection with the filing of any of the foregoing registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Maxim Group LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Maxim Group LLC	9,000,000
EarlyBirdCapital, Inc.	4,450,000
Ramius Securities, LLC	5,000,000
I-Bankers Securities, Inc.	367,500
Chardan Capital Markets LLC	50,000
Total	18,867,500

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Pricing of securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $.225 per unit and the dealers may reallow a concession not in excess of $.05 per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•

the history and prospects of companies whose principal business is the acquisition of other companies;

•

prior offerings of those companies;

•

our prospects for acquiring an operating business at attractive values;

•

our capital structure;

•

an assessment of our management and their experience in identifying operating companies;

•

general conditions of the securities markets at the time of the offering; and

•

other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-allotment option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 2,830,125 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option
Public offering price	$10.00	$188,675,000	$216,976,250
Discount(1)	$0.40	$7,547,000	$8,113,025
Non-accountable expense allowance(2)	$0.10	$1,886,750	$1,886,750
Contingent underwriting compensation(3)	$0.20	$3,773,500	$4,905,550
Proceeds before other expenses(4)	$9.30	$175,467,750	$202,070,925

———————

(1)

Does not include an additional 2% of the gross proceeds from the sale of the 18,867,500 units in this offering ($3,773,500) and 4% of the gross proceeds from the sale of the 2,830,125 units subject to the underwriters’ over-allotment option ($1,132,050) that will be paid to the underwriters only upon consummation of a business combination (and then only with respect to those units as to which the component shares have not been redeemed) which amounts are reflected in this table as contingent underwriting compensation. If a business combination is not consummated and we are liquidated, such amounts will not be paid to the underwriters, but rather will be distributed among our public stockholders.

(2)

The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.

(3)

The per unit contingent is $0.40 with respect to units sold pursuant to the underwriters’ over-allotment option. The underwriters have agreed to forego their contingent underwriting compensation with respect to each share that we redeem for cash upon the consummation of a business combination.

(4)

The expenses of this offering and the private placement are estimated to be approximately $750,000.

Warrant solicitation fee

We have engaged Maxim Group LLC, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•

the market price of the underlying shares of common stock is lower than the exercise price;

•

the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•

the warrants are held in a discretionary account;

•

the warrants are exercised in an unsolicited transaction; or

•

the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Regulatory restrictions on purchase of securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M of the SEC, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•

Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•

Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

The restricted period under Regulation M for this offering will have ended when all of the units have been distributed and any over-allotment and stabilization arrangements and trading restrictions in connection with the offering have been terminated.

Other terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiations.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Loeb & Loeb LLP, New York, New York. Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

STAR MARITIME ACQUISITION CORP.
(a corporation in the development stage)

FINANCIAL STATEMENTS

AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
OCTOBER 11, 2005

STAR MARITIME ACQUISITION CORP.
(a corporation in the development stage)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Star Maritime Acquisition Corp.

We have audited the accompanying balance sheet of Star Maritime Acquisition Corp. (a corporation in the development stage), as of October 11, 2005, and the related statement of operations, stockholders’ equity, and cash flows for the period from May 13, 2005 (inception) to October 11, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Star Maritime Acquisition Corp. as of October 11, 2005, and the results of its operations and its cash flows for the period from May 13, 2005 (inception) to October 11, 2005, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Star Maritime Acquisition Corp. will continue as a going concern. The Company has a net loss, working capital deficiency and has no operations. This raises substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note 2, the Company is in the process of raising capital through a Proposed Offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP

New York, New York
October 25, 2005

STAR MARITIME ACQUISITION CORP.
(a corporation in the development stage)

BALANCE SHEET

October 11, 2005
ASSETS
Current asset, cash	$25,373

Other assets, deferred offering costs	389,152
Total assets	$414,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$6,770
Notes payable, stockholder	390,000
Total current liabilities	$396,770

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.0001 par value, authorized 1,000,000 shares; none issued	$—
Common stock, $.0001 par value, authorized 100,000,000 shares; issued and outstanding 9,026,924 shares	903
Paid-in capital in excess of par	24,097
Deficit accumulated during the development stage	(7,245)
Total stockholders’ equity	$17,755
Total liabilities and stockholders’ equity	$414,525

See accompanying notes to financial statements.

STAR MARITIME ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF OPERATIONS

For the Period from May 13, 2005 (Inception) to October 11, 2005
Formation and operating costs	$7,245

Net loss	$7,245

Weighted average shares outstanding (basic and diluted)	9,026,924

Net loss per share (basic and diluted)	$(0.00)

See accompanying notes to financial statements.

STAR MARITIME ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

	For the Period from May 13, 2005 (Inception) to October 11, 2005
	Common Stock		Paid-in Capital in Excess of Par	Deficit Accumulated During the Development Stage	Stockholders’ Equity
	Shares	Amount

Common shares issued, May 17, 2005 at $.003	9,026,924	$903	$24,097	$—	$25,000
Net loss	—	—	—	(7,245)	(7,245)
Balances, at October 11, 2005	9,026,924	$903	$24,097	$(7,245)	$17,755

See accompanying notes to financial statements.

STAR MARITIME ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

For the Period from May 13, 2005 (Inception) to October 11, 2005
Cash flows from operating activities
Net loss	$(7,245)

Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in:
Accrued expenses	6,770
Net cash used in operating activities	(475)

Cash flows from financing activities
Proceeds from notes payable, stockholder	390,000
Proceeds from sale of common stock	25,000
Payments made for deferred offering costs	(389,152)

Net cash provided by financing activities	25,848

Net increase in cash	25,373
Cash, beginning of period	0
Cash, end of period	$25,373

See accompanying notes to financial statements.

STAR MARITIME ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1.

Organization, proposed business operations and summary of significant accounting policies

Nature of Operations

Star Maritime Acquisition Corp. (the “Company”) was incorporated in Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, with one or more businesses in the shipping industry.

At October 11, 2005, the Company had not yet commenced any operations. All activity through October 11, 2005 relates to the Company’s formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed private placement (“Private Placement”) and public offering (“Public Offering” and together with the private placement, the “Proposed Offerings”) which are discussed in Note 2. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offerings, although substantially all of the net proceeds of the Proposed Offerings are intended to be generally applied toward consummating a business combination with an operating company. As used herein, a “target business” shall include an operating business in the international maritime shipping industry and a “business combination” shall mean the acquisition by the Company of such a target business.

Upon the closing of the Proposed Offerings, $188,675,000, or 94.34% of the proceeds of the offerings, including $3,773,500 of contingent underwriting compensation and $226,500 of contingent private placement fees (collectively, the “Discount”) which will be paid to the underwriters if a business combination is consummated, but which will be forfeited in part if public stockholders elect to have their shares redeemed for cash and in full if a business combination is not consummated will be placed in a trust account (the “Trust Account”) at Lehman Brothers Inc. maintained by American Stock Transfer & Trust Company and invested until the earlier of (i) the consummation of the Company’s first business combination or (ii) the liquidation of the Company. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that public stockholders owning 33% or more of the outstanding stock sold in the Proposed Offerings, vote against the business combination and elect to have the Company redeem their shares for cash, the business combination will not be consummated. All of the Company’s stockholders prior to the Proposed Offerings, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 9,026,924 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company with respect to any business combination and to vote any shares they acquire in the Proposed Offerings or in the aftermarket in favor of the business combination. After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination which is approved and consummated, any holder of shares sold in the Public Offering, other than the Initial Stockholders and their nominees (the “Public Stockholders”) who voted against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal $10.00 per share (inclusive of a pro rata portion of the Discount ($.20 per share) and interest earned thereon). Accordingly, Public Stockholders holding 32.99% of the aggregate number of shares sold in the Proposed Offerings may seek redemption of their shares in the event of a business combination.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. The Initial Stockholders have agreed to purchase an aggregate of 1,132,500 units in the Private Placement, but have waived their right to liquidation distributions with  respect to the shares of common stock included in such units. Accordingly, in the event of such a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

STAR MARITIME ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — Continued

1.

Organization, proposed business operations and summary of significant accounting policies — Continued

Income Taxes

The Company recorded a deferred income tax asset of $423 for the tax effect of net operating loss carryforwards and temporary differences, aggregating $1,245. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at October 11, 2005.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Loss Per Common Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

2.

Proposed offerings

The Public Offering calls for the Company to offer for public sale up to 18,867,500 units at a maximum price of $10.00 per unit. Each unit consists of one share of the Company’s common stock, $.0001 par value, and one redeemable common stock purchase warrant (“warrant”). Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $8.00 commencing the later of the completion of a business combination with a target business or one year from the effective date of the Public Offering and expiring four years from the date of the prospectus. An additional 2,830,125 units may be issued on exercise of a 45-day option granted to the underwriters to cover any over-allotments. The warrants will be redeemable at a price of $.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given.

The Private Placement calls for the Company to sell to certain of its officers and directors an aggregate of 1,132,500 units identical to the units to be sold in the Public Offering. The Private Placement will occur immediately prior to the Public Offering.

3.

Deferred offering costs

Deferred offering costs consist principally of legal fees and other fees incurred through the balance sheet date that are related to the Proposed Offerings and that will be charged to capital upon the receipt of the capital raised.

STAR MARITIME ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — Continued

4.

Notes payable, stockholders

The Company issued unsecured promissory notes to the Chief Executive Officer of the Company totaling $390,000 on May 17 and May 26, 2005. The Notes bear interest at the rate of 4% per annum and are payable on the earlier of May 31, 2006 or the consummation of the Proposed Offering. Due to the short-term nature of the Notes, the fair value of the Notes approximate their carrying value.

5.

Commitments and contingencies

The Company has agreed to pay to an unaffiliated third party, $7,500 a month for 24 months, commencing on the date of the Proposed Offering, for office space and general and administrative expenses.

The Initial Stockholders have agreed to purchase an aggregate of 1,132,500 units in the Private Placement and waive their right to liquidation distributions with respect to the shares of common stock included in such units.

The Initial Stockholders have agreed to surrender up to an aggregate of 200,000 of their shares of common stock to the Company for cancellation upon consummation of a business combination in the event Public Stockholders exercise their right to have the Company redeem their shares for cash. The number of shares that the Initial Stockholders will surrender will be determined by calculating the dollar amount of the Trust Account (exclusive of interest) paid to redeeming stockholders above the amount attributable to such stockholders ($9.23 per share) and the Discount ($.20 per share) and dividing it by $10.00 (the value attributed to the shares for purposes of this calculation). Accordingly, for each 1,000 shares redeemed up to 3,508,772 shares, the Initial Stockholders will surrender 57 shares for cancellation.

The Company has engaged the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company’s securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•

the market price of the underlying shares of common stock is lower than the exercise price;

•

the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•

the warrants are held in a discretionary account;

•

the warrants are exercised in an unsolicited transaction; or

•

the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

6.

Preferred stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

7.

Stock split

On October 18, 2005, the Company effected a .44430784 for one stock split in the form of a stock dividend. All share and per share amounts in the financial statements give retroactive effect to this stock split.

Until January 9, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$188,675,000 18,867,500 Units

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS	PROSPECTUS
Page

Prospectus Summary

2

Summary Financial Data

7

Risk Factors

8

Use of Proceeds

21

Dilution

24

Capitalization

25

Management’s Discussion and Analysis of
   Financial Condition and Results of
   Operations

26

Proposed Business

28

Management

41

Principal Stockholders

46

Certain Transactions

48

Description of Securities

49

Underwriting

53

Legal Matters

55

Experts

Where You Can Find Additional Information

Index to Financial Statements

F-1

Maxim Group LLC EarlyBirdCapital, Inc.

December 15, 2005